================================================================================
                                                             Crivello Group, LLC
                                                                 3408 Dover Road
                                                    Pompano Beach, Florida 33062
                                                           Phone: (954)-532-0240
                                                             Fax: (954)-301-0202
                                                            Cell: (414)-788-6186
                                                              frank@crivello.com

November 1, 2004

Mr. Clifford Rhee President Thomas Equipment, Inc.
1818 North Farwell Avenue
Milwaukee, Wisconsin 53202

Dear David:

      I am pleased to set forth the terms of the retention of Frank Crivello ("Crivello") by Thomas Equipment, Inc. (collectively with its affiliates the "Company").

      1. Crivello will assist the Company as the Company's non-exclusive consultant in connection with the following proposed activities:

      (a) providing advice as to the structure of debt and equity financing of the Company;

      (b) otherwise assisting the Company with advancing its business objectives, including analyzing the Company's business and capital structure models;

      (c) acting as the Company's non-exclusive advisor, finder, and agent in connection with any Acquisition or Merger ("M&A"); and

      (d) acting as a representative of the Company before closure; and as the Company's liaison after the acquisition or merger; and assist with the integration of the acquisition into the parent Company and its subsidiaries when requested by the Company. As used in this Agreement, the term "M&A" shall mean (i) public and/or private acquisition for the Company (ii) stock or asset acquisition for the Company (iii) any merger, consolidation, reorganization, recapitalization, business combination, or other transaction pursuant to which the Company is acquired by, or combined with, any third party which shall be introduced to the Company by Crivello during the term of this Agreement (any such entity, a "Target") or
            (d) the acquisition, directly or indirectly, by the Company (or by one or more persons acting together with the Company pursuant to a written agreement or otherwise), in a single transaction or a series of transaction, of (A) all or substantially all of the assets of the Target or (B) shares of the Target's capital stock. Crivello's services will include advice with respect to valuation and structuring of any M&A, assisting the Company in the Company's efforts to obtain financing for any M&A, and assisting the Company in negotiations relating to any M&A.

      2. In connection with Crivello's activities on the Company's behalf, Crivello will familiarize himself with the business, operations, properties, financial condition, and prospects of the Company. In connection with Crivello's role as the Company's consultant, I would expect my services to include such additional financial advisory and related services as may be mutually agreed upon by Crivello and the Company. The retention by the Company of Crivello as consultant as heretofore described shall be for a period of one year from the date hereof.

      3. In connection with Crivello's activities on the Company's behalf, the Company will cooperate with Crivello and will furnish Crivello with all information and data concerning the Company (the "Information") which Crivello deems appropriate and will provide Crivello with access to the Company's officers, directors, employees, independent accountants, and legal counsel. The Company represents and warrants that all Information made available to Crivello by the Company will, at all times during the period of engagement of Crivello hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to Crivello will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Crivello will be using and relying on the Information without independent verification thereof by Crivello or independent appraisal by Crivello of any of the Company's assets. Crivello does not assume responsibility for any information regarding the Company. Any advice rendered by Crivello pursuant to this Agreement may not be disclosed publicly without our prior written consent.

      4. In consideration of his services pursuant to this Agreement, Crivello shall be entitled to receive, and the Company agrees to pay Crivello $10,000 per month.

      5. In addition to the fees described in Paragraph 4 above, the Company agrees to promptly reimburse Crivello for expenses incurred in connection with its retention hereunder when incurred or promptly thereafter.

      6. The Company agrees to indemnify Crivello in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

      7. Either party hereto may terminate this Agreement at any time upon 30 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Crivello up to the date of termination or completion, as the case may be, including the entirety of the consulting fees referenced in Paragraph 3 hereof; (ii) the reimbursement of expenses incurred by Crivello up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 3 through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

================================================================================
                                                             Crivello Group, LLC
                                                                 3408 Dover Road
                                                    Pompano Beach, Florida 33062
                                                           Phone: (954)-532-0240
                                                             Fax: (954)-301-0202
                                                            Cell: (414)-788-6186
                                                              frank@crivello.com

      8. The validity and interpretation of this Agreement shall be governed by the law of the State of Florida applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of Florida or the United States District Court for the Southern District of Florida for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and
(i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity. The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Company's property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

      9. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

      10. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                                        Very truly yours,



                                        /s/ FRANK CRIVELLO
                                        ----------------------------------------
                                        Frank Crivello

Confirmed and Agreed to:
this 1st day of November, 2004

THOMAS EQUIPMENT INC.


By: /s/ DAVID MARKS
   --------------------------------
   Name:  David Marks
   Title: Chairman

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                                                             Crivello Group, LLC
                                                                 3408 Dover Road
                                                    Pompano Beach, Florida 33062
                                                           Phone: (954)-532-0240
                                                             Fax: (954)-301-0202
                                                            Cell: (414)-788-6186
                                                              frank@crivello.com

                                                                         Annex A

                           INDEMNIFICATION PROVISIONS

      Thomas Equipment, Inc., a Utah corporation (the "Company"), agrees to indemnify and hold harmless Frank Crivello ("Crivello") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Crivello is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Crivello's acting for the Company, including, without limitation, any act or omission by Crivello in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated March 15, 2003, between Crivello and the Company, as it may be amended from time to time (the "Agreement"); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of Crivello. The Company also agrees that Crivello shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Crivello, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Crivello's willful misconduct.

      These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Crivello or the persons indemnified below in this sentence and shall extend to the following: Crivello , its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to Crivello in these Indemnification Provisions shall be understood to include any and all of the foregoing.

      If any action, suit, proceeding, or investigation is commenced, as to which Crivello proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Crivello to notify the Company shall not relieve the Company from its obligations hereunder. Crivello shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Crivello made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Crivello , settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Crivello of an unconditional release from all liability in respect of such claim.

      In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Crivello , on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Crivello, on the other hand, and also the relative fault of the Company, on the one hand, and Crivello on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Crivello shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Crivello pursuant to the Agreement.

      Neither termination nor completion of the engagement of Crivello referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.